Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of

PVR Partners, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74212 and 333-156732), on Form S-3 (Nos. 333-189344, 333-187757, 333-181807, and 333-162118), and on Form S-4 (No. 333-192498, 333-185535 and 333-170102) of PVR Partners, L.P. and subsidiaries (the Partnership) of our reports dated February 28, 2014, with respect to the consolidated balance sheets of the Partnership as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of the Partnership.

/s/ KPMG LLP

Houston, Texas

February 28, 2014